Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

February 2014 Performance Update

Equinox Frontier Funds Supplement Dated February 28, 2014 to Prospectus Dated April 30, 2013.

Equinox Frontier Funds Class 3

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

February performance for the Equinox Frontier Funds is detailed below:*

	February 28, 2014	February 28, 2014	NAV / Unit
Equinox Frontier Funds Class 3	MTD	YTD
Equinox Frontier Diversified Fund-3**	1.53%	1.53%	$85.51
Equinox Frontier Long/Short Commodity Fund-3a	-2.57%	-7.94%	$92.50
Equinox Frontier Masters Fund-3	2.17%	-2.86%	$89.28

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of February 28, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

**	The inception date for the Equinox Frontier Diversified Fund, Class 3 was February 25, 2014. Month-to-date (MTD) and year-to-date (YTD) percentages represent those respective periods since inception.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$8,439.81
Unrealized trading gain (loss)	2,855.53
Less: Commissions	(135.87)
Less: Trading Fee paid to Managing Owner	(109.02)
Interest income	42.86

Total Income	11,093.31
EXPENSES
Broker service fees	0.00
Incentive fees	2,555.91
Management fees	85.36

Total Expenses	2,641.27

Net Income (Loss)	$8,452.04

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	0.00000	$0.00	$84.21
Current month additions	6,544.09109	551,101.00
Current month redemptions	(125.77801)	(10,754.66)
Net income (loss) for current month		8,452.04	1.30

Net asset value, end of current month	6,418.31308	$548,798.38	$85.51

	Monthly rate of return		1.53%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 3

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(2,197.09)
Unrealized trading gain (loss)	(6,730.12)
Less: Commissions	(817.53)
Less: Trading Fee paid to Managing Owner	(706.72)
Interest income	381.57

Total Income	(10,069.89)
EXPENSES
Broker service fees	0.00
Incentive fees	0.00
Management fees	1,126.65

Total Expenses	1,126.65

Net Income (Loss)	$(11,196.54)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	4,332.43173	$411,303.52	$94.94
Current month additions	504.18129	47,796.31
Current month redemptions	(454.30534)	(42,556.65)
Net income (loss) for current month		(11,196.54)	(2.44)

Net asset value, end of current month	4,382.30768	$405,346.64	$92.50

	Monthly rate of return		-2.57%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

EQUINOX FRONTIER MASTERS FUND - Class 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(8,711.85)
Unrealized trading gain (loss)	26,185.61
Less: Commissions	(497.64)
Less: Trading Fee paid to Managing Owner	(875.74)
Interest income	449.53

Total Income	16,549.91
EXPENSES
Broker service fees	0.00
Incentive fees	1,081.51
Management fees	1,403.12

Total Expenses	2,484.63

Net Income (Loss)	$14,065.28

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	4,571.24560	$399,449.28	$87.38
Current month additions	2,964.19452	258,775.38
Current month redemptions	(95.87506)	(8,101.56)
Net income (loss) for current month		14,065.28	1.90

Net asset value, end of current month	7,439.56506	$664,188.38	$89.28

	Monthly rate of return		2.17%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 3

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$457,506.87
Unrealized trading gain (loss)	1,807,962.68
Less: Commissions	(117,332.75)
Less: Trading Fee paid to Managing Owner	(106,236.00)
Interest income	46,351.37

Total Income	2,088,252.17
EXPENSES
Trading fees	0.00
Broker service fees	46,379.27
Incentive fees	408,352.07
Management fees	87,674.29

Total Expenses	542,405.63

Net Income (Loss)	$1,545,846.54

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	685,825.02833	$59,703,145.93	$87.05
Current month additions	7,445.52045	628,386.60
Current month redemptions	(33,153.79274)	(2,864,534.72)
Net income (loss) for current month		1,545,846.53	2.35

Net asset value, end of current month	660,116.75604	$59,012,844.35	$89.40

	Monthly rate of return		2.69%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(140,408.29)
Unrealized trading gain (loss)	(259,382.12)
Less: Commissions	(46,017.62)
Less: Trading Fee paid to Managing Owner	(25,880.49)
Interest income	21,498.34

Total Income	(450,190.18)
EXPENSES
Trading fees	0.00
Broker service fees	12,064.23
Incentive fees	0.00
Management fees	89,241.57

Total Expenses	101,305.80

Net Income (Loss)	$(551,495.98)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	222,278.38513	$22,753,743.23	$102.37
Current month additions	504.18129	47,796.31
Current month redemptions	(25,126.58738)	(2,656,481.47)
Net income (loss) for current month		(551,495.97)	(3.24)

Net asset value, end of current month	197,655.97904	$19,593,562.09	$99.13

	Monthly rate of return		-3.16%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(598,055.28)
Unrealized trading gain (loss)	1,424,053.91
Less: Commissions	(34,263.57)
Less: Trading Fee paid to Managing Owner	(54,864.84)
Interest income	28,077.46

Total Income	764,947.68
EXPENSES
Trading fees	0.00
Broker service fees	32,772.23
Incentive fees	54,576.82
Management fees	87,836.90

Total Expenses	175,185.95

Net Income (Loss)	$589,761.73

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	347,110.83941	$31,019,161.21	$89.36
Current month additions	2,979.49463	260,106.41
Current month redemptions	(23,745.28674)	(2,085,280.38)
Net income (loss) for current month		589,761.72	1.90

Net asset value, end of current month	326,345.04730	$29,783,748.97	$91.26

	Monthly rate of return		2.13%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND